Exhibit 99.1


IXYS Announces Record Revenues -- 4th Quarter and Fiscal Year Results


    SANTA CLARA, Calif.--(BUSINESS WIRE)--May 24, 2007--IXYS
Corporation (NASDAQ:IXYS) today reported net revenues of $74.0 million for the fourth fiscal quarter ended March 31, 2007, an increase of 14.9%, as compared with net revenues of $64.4 million for the same period in the prior fiscal year. This is the fifth quarter of consecutive revenue growth for the company.

    For the fiscal year ended March 31, 2007, IXYS reported record net revenues of $285.9 million, an increase of 13.7%, as compared with net revenues of $251.5 million for the prior fiscal year.

    A power semiconductor company, IXYS develops and markets high performance power and RF semiconductors and control ICs that are used to improve power conversion efficiency in a range of applications, including telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products (i.e. VoIP).

    Within the renewable energy industry, IXYS supplies chips that control/regulate high voltages between DC energy (windmills/solar panels) and AC energy (U.S. electric grid). In addition, IXYS has developed solar cell arrays and cards for charging portable batteries.

    Highlights for the quarter ended March 31, 2007:

    -- Record revenues of $74.0 million, marking the fifth consecutive quarter of revenue growth

    --  Backlog of $105.2 million

    --  Company repurchased about 563,000 shares for $5.2 million

    Highlights for the year ended March 31, 2007:

    --  Record revenues for the fiscal year

    -- Net income rose for the fiscal year, by $34.8 million versus the 2006 fiscal year

    -- Company repurchased about 2 million shares for $18.4 million for the fiscal year

    Gross profit was $17.9 million, or 24.1% of net revenues, for the quarter ended March 31, 2007, as compared to gross profit of $20.4 million, or 31.6% of net revenues, for the same quarter in the prior fiscal year. Gross profit for the fiscal year ended March 31, 2007 was $84.3 million, or 29.5% of net revenues, as compared to gross profit of $81.7 million, or 32.5% of net revenues, for the prior fiscal year. The bankruptcy of All-American Semiconductor, Inc., a large semiconductor distributor in the U.S., adversely affected gross profit and net income.

    Net income for the quarter ended March 31, 2007, was $755,000, or $0.02 per diluted share, as compared to $30.3 million, or $0.85 per diluted share, for the same quarter in the prior fiscal year. Net income for the fiscal year ended March 31, 2007, was $28.7 million, or $0.83 per diluted share, as compared to net loss of $6.1 million, or $0.18 loss per diluted share, for the prior fiscal year.

    "We have ended our fiscal year with record revenues -- backed by the strength of our manufacturing strategy and product innovation in Europe and Asia," said Dr. Nathan Zommer, Chief Executive Officer. "We continue to introduce products that address the needs of our core customer markets, while entering developing markets with innovative products. These developments portend business growth and margin growth for the long term."

    "Although we stopped shipments to All American prior to their bankruptcy announcement, we had unpaid receivables at the time of the bankruptcy filing. While we participate in the legal proceedings to secure repayment, we must incur a bad debt write-off for the March 2007 quarter. This decision has impacted margins for the quarter and fiscal year," stated Dr. Zommer. "Additionally, we saw a decline in margins resulting primarily from excess inventory charges and cyclical inventory effects inherent in the medical industry."

    "Regardless of these outside influences, we achieved a new record for revenues while reducing inventory levels from the December 2006 quarter," noted Dr. Zommer. "Fiscal belt-tightening, along with our consistently strong backlog, gives us confidence that IXYS will return to margin growth. We expect to improve our long term gross margin as we invest in R&D to develop and introduce new products, continue to improve our manufacturing cost structure and reduce our inventory levels."

    The corporation repurchased 563,000 IXYS shares for $5.2 million during the March quarter and 2 million IXYS shares for $18.4 million for the fiscal year ended March 31, 2007. Chief Financial Officer Uzi Sasson stated, "We plan to continue buying back shares under our authorized stock buyback program."

    "As we introduce new products to fulfill the needs of our core and developing customer base, and in light of the All American bankruptcy, we must build new distributor relationships. We recognize that channel building will take some time. In that vein, we estimate relatively flat revenues for the June 2007 quarter as compared to the March 2007 quarter," stated Mr. Sasson.

    ABOUT IXYS

    Since its inception in 1983, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency. IXYS is a U.S. pioneer in the development of power semiconductors that effectively monitor electrical voltage to produce maximum effect with the least expenditure of energy.

    Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS' power semiconductors and mixed-signal integrated circuits can play a vital role in reducing energy costs and consumption -- as their products regulate the amount of energy utilized by everyday products. With a customer base of over 3,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a significant provider of power semiconductors in the U.S.

    A forerunner in the alternative and renewable energy industry, IXYS focuses on providing power semiconductors for equipment used in harnessing wind and solar power for conversion to the U.S. electrical power grid -- one more way to avoid another 2003 blackout. In addition, IXYS' R&D teams also developed solar cell arrays and cards for charging portable batteries -- with potential applications for traditional alkaline batteries, laptops, cell phones, RFID tags and sensors, to name a few.

    IXYS, and its subsidiary companies, offer a diversified product base that addresses worldwide needs for power conversion, electrical efficiency and renewable energy.

    Safe Harbor Statement

    The foregoing press release contains forward-looking statements, including those related to business and margin growth, the plan to continue buying back shares, our long term margin improvement, R&D investment, improvement in cost structure, reduction in inventory levels and our projection for revenues in the June 2007 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, an increase in charges for excess or obsolete inventory or an unexpected increase or leveling of our costs or reduced cash flows, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS' Form 10-Q for the fiscal quarter ended December 31, 2006, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

    Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the company directly.



                           IXYS CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                                   March 31, March 31,
                                                     2007      2006
                                                   --------- ---------
                      ASSETS
Current assets:
  Cash and cash equivalents                        $ 54,196  $ 78,505
  Accounts receivable, net                           42,519    42,774
  Other receivables                                   2,006     1,433
  Inventories, net                                   85,965    60,357
  Prepaid expenses and other current assets           1,262     2,688
  Deferred income taxes                              14,345    25,049
                                                   --------- ---------
    Total current assets                            200,293   210,806
Plant and equipment, net                             48,741    40,049
Other assets                                         11,780    12,580
Deferred income taxes                                12,827    16,552
                                                   --------- ---------

    Total assets                                   $273,641  $279,987
                                                   ========= =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of capitalized lease obligations $  3,686  $  2,255
  Current portion of notes payable to bank            1,012       973
  Accounts payable                                   19,926    20,259
  Accrued expenses and other current liabilities     33,636    68,504
                                                   --------- ---------
    Total current liabilities                        58,260    91,991
Capitalized lease and other long term
obligations, net of current portion                  17,772    14,447
Pension liabilities                                  16,875    13,576
                                                   --------- ---------
    Total liabilities                                92,907   120,014
                                                   --------- ---------

Common stock                                            350       347
Additional paid-in capital                          144,149   156,664
Notes receivable from stockholders                        -       (59)
Retained earnings (accumulated deficit)              28,119      (614)
Accumulated other comprehensive income                8,116     3,635
                                                   --------- ---------
    Stockholders' equity                            180,734   159,973
                                                   --------- ---------

    Total liabilities and stockholders' equity     $273,641  $279,987
                                                   ========= =========




                           IXYS CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                Three Months Ended     Year Ended
                                    March 31,           March 31,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                ------------------ -------------------

Net revenues                    $74,018  $ 64,425  $285,908  $251,487
Cost of goods sold               56,168    44,043   201,577   169,792
                                ------------------ -------------------
  Gross profit                   17,850    20,382    84,331    81,695
                                ------------------ -------------------

Operating expenses:
  Research, development and
   engineering                    5,186     4,324    20,105    17,523

  Selling, general and
   administrative                11,567    10,502    44,729    38,371

  Litigation provision              303    (8,690)  (29,435)   42,810
                                ------------------ -------------------

    Total operating expenses     17,056     6,136    35,399    98,704
                                ------------------ -------------------

  Operating income (loss)           794    14,246    48,932   (17,009)

Other income (expense), net         219     2,040    (1,288)    3,992
                                ------------------ -------------------

  Income (loss) before income
   tax provision                  1,013    16,286    47,644   (13,017)

Provision (benefit from) for
 income tax expense                 258   (14,015)   18,911    (6,911)
                                ------------------ -------------------

Net income (loss)               $   755  $ 30,301  $ 28,733  $ (6,106)
                                ================== ===================

Net income (loss) per share -
 basic                          $  0.02  $   0.89  $   0.86  $  (0.18)
                                ================== ===================

Weighted average shares used in
 per share calculation - basic   32,659    34,015    33,505    33,636
                                ================== ===================

Net income (loss) per share -
 diluted                        $  0.02  $   0.85  $   0.83  $  (0.18)
                                ================== ===================

Weighted average shares used in
 per share calculation -
 diluted                         33,923    35,792    34,784    33,636
                                ================== ===================



    CONTACT: IXYS Corporation
             Uzi Sasson, CFO, 408-982-0700